Exhibit 99.1

ANCHOR BANCORP
Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS NET INCOME OF $223,000 OR $0.09 PER SHARE FOR THE THIRD QUARTER OF
FISCAL 2012

Lacey, WA (April 23, 2012) – Anchor Bancorp (NASDAQ:GS – ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported net income of $223,000 or $0.09  per diluted share, for the third fiscal quarter ended March 31, 2012 compared to a net loss of $3.4 million or $(1.36) per diluted share for the same period last year. The Company completed its initial public offering on January 25, 2011 with the issuance of 2,550,000 shares of its common stock, which generated net proceeds of $23.2 million. Therefore, operating results before that date pertain to the Bank only.

“While earnings have not returned to normalized levels we are pleased to report a profit for the second consecutive quarter, as we continue to remain focused on reducing our non-performing assets and increasing our profitability.  While the local economy remains sluggish loan demand is beginning to increase.  We continue to minimize our interest rate risk by reallocating assets and structuring our liabilities by maintaining higher than normal cash balances to provide us more flexibility as the economy recovers”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal Third Quarter Highlights (at or for the period ended March 31, 2012, compared to March 31, 2011, or June 30, 2011):

•	Total loan delinquencies (those loans 30 days or more past due date) including non-accrual loans decreased to $16.4 million at March 31, 2012, compared to $26.0 million at June 30, 2011;
•	Provision for loan losses was $300,000 for the quarter ended March 31, 2012 compared to $3.6 million for the quarter ended March 31, 2011;
•	Net loan charge-offs decreased to $966,000 for the quarter ended March 31, 2012 from $6.7 million for the quarter ended March 31, 2011;
•
Non-performing assets decreased $14.4 million to $19.2 million or 3.9% of total assets at March 31, 2012 compared to $33.6 million, or 6.6% of total assets at March 31, 2011.  At June 30, 2011 non-performing assets were $26.9 million, or 5.5% of total assets;

•
Net interest margin decreased 40 basis points to 3.47% for the quarter ended March 31, 2012 compared to 3.87% for the quarter ended March 31, 2011.  Net interest margin decreased 22 basis points from 3.69% for the quarter ended December 31, 2011.

Credit Quality

Total delinquent and non-accrual loans decreased $9.6 million or 37.0% to $16.4 million at March 31, 2012 from $26.0 million at June 30, 2011. The non-accrual loans to total loans ratio decreased to 3.7% at March 31, 2012 from 5.4% at March 31, 2011 and 4.3% at June 30, 2011.  The Company recorded a $300,000 provision for loan losses for the current quarter compared to $3.6 million for the quarter ended March 31, 2011. The allowance for loan losses of $5.8 million at March 31, 2012 represented 1.9% of loans receivable and 52.6% of non-performing loans, compared to $7.2 million at June 30, 2011 which represented 2.2% of the loans receivable and 51.1% of non-performing loans.   The Company continues to reduce its exposure to construction and land loans. The total construction and land loan portfolios declined to $13.6 million or 4.5% of the total loan portfolio at March 31, 2012 compared to $18.4 million or 5.5 % of the total loan portfolio at June 30, 2011.

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April 23, 2012

Non-performing loans decreased to $11.0 million at March 31, 2012 from $14.2 million at June 30, 2011.   Non-performing loans consisted of the following at the dates indicated:

	March 31, 2012	June 30, 2011	March 31, 2011
	(In thousands)
Real estate:
One-to-four family residential	$ 2,654	$ 3,157	$ 4,727
Commercial	4,075	2,280	1,095
Construction	3,369	6,900	9,694
Land	66	90	304
Total real estate	10,164	12,427	15,820

Consumer:
Home equity	293	122	342
Automobile	93	63	61
Credit cards	17	137	54
Other	7	51	72
Total consumer	410	373	529

Business:
Commercial business	454	1,369	2,404

Total	$ 11,028	$ 14,169	$ 18,753

As of March 31, 2012, June 30, 2011, and March 31, 2011 there were 30, 31, and 32 loans, respectively, with aggregate net principal balances of $15.3 million, $15.0 million, and $12.6 million, respectively that we have identified as “troubled debt restructures.”  At March 31, 2012, June 30, 2011, and March 31, 2011 there were $1.4 million, $2.8 million, and $1.9 million, respectively, of “troubled debt restructures” included in the non-performing loans above.

Anchor Bancorp
April 23, 2012

Net charge-offs for the quarters ended consisted of the following:

	Quarter Ended
	March 31, 2012	June 30, 2011	March 31, 2011
	(In thousands)
Real estate :
One-to-four family residential	$379	$1,581	$878
Commercial	151	359	156
Construction	210	14	3,064
Total real estate	740	1,954	4,098

Consumer:
Home equity	(9)	300	39
Credit cards	67	75	149
Automobile	15	(8)	(1)
Other consumer	145	305	252
Total consumer	218	672	439

Business:
Commercial business	8	869	2,198

Net charge-offs	$966	$3,495	$6,735

As of March 31, 2012, the Company had 59 properties in real estate owned (“REO”) with an aggregate book value of $8.4 million compared to 109 properties with an aggregate book value of  $8.2 million at December 31, 2011, and  104 properties in REO with an aggregate book value of $14.9 million at March 31, 2011.  The decrease in number of properties during the quarter ended March 31, 2012 was attributable to ongoing sales.  During the third quarter the Bank sold 73 residential real estate properties in Washington, of that 66 were vacant lots for residential homes.  The largest of the current foreclosed properties at March 31, 2012 had an aggregate book value of $746,000 and consisted of a commercial real estate property located in Bremerton, Washington.  At March 31, 2012, the Bank owned 21 one-to-four family residential properties with an aggregate book value of $3.9 million, two one-to-four family residential condominium units with an aggregate book value of $480,000, 25 residential building lots with an aggregate book value of $1.8 million, four vacant land parcels with an aggregate book value of $110,000, and seven parcels of commercial real estate with an aggregate book value of $2.1 million.  The geographic distribution of our REO is limited to southwest Washington and the greater Portland area of northwest Oregon, with 49 of the parcels in Washington and the remaining 10 in Oregon.

Capital

As of March 31, 2012 the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 10.8%, 16.7%, and 18.0%, respectively. As of March 31, 2011 these ratios were 11.6%, 16.3%, and 17.6%, respectively.  Although the Bank was “well capitalized” at March  31, 2012, based on financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States and the minimum percentages in the regulatory guidelines, because of the deficiencies cited in the  Cease and Desist Order, the Bank is not regarded as “well capitalized” for federal regulatory purposes.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital , Tier 1 Risk- Based Capital and Total Risk-Based Capital ratios of 11.2%, 17.3%, and 18.6%, respectively,  as of March 31, 2012.

Anchor Bancorp
April 23, 2012

Balance Sheet Review

Total assets decreased by $890,000, or 0.2%, to $488.0 million at March 31, 2012, from $488.9 million at June 30, 2011. We increased our liquidity during this period as cash and due from banks increased $19.7 million, or 30.9%, loans receivable decreased $29.8 million, or 9.1%, and securities available for sale increased, $14.2 million, or 37.2%.

Mortgage-backed securities available for sale increased $17.6 million or 53.9% to $50.3 million at March 31, 2012 from $32.7 million at June 30, 2011. The increase in this portfolio was primarily the result of purchases of 36 FHLMC mortgage- backed securities totaling $48.0 million, sales of 40 FHLMC mortgage-backed securities totaling $24.1 million, and contractual payments of $6.3 million. The sales were due to rebalancing the investment portfolio to shorten the duration of the portfolio from 30 year to 15 year mortgage-backed securities.

Loans receivable, net, decreased $29.8 million or 9.1% to $295.7 million at March 31, 2012 from $325.5 million at June 30, 2011.  The decline in the loan portfolio was the result of the current economic conditions, weak loan demand from creditworthy borrowers, and the transfer of $6.6 million from loans to REO properties.  The total construction and land loan portfolios decreased $4.8 million to $13.6 million from $18.4 million at June 30, 2011 as a result of loan repayments.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2012	June 30, 2011	March 31, 2011
	(In thousands)
Real estate:
One-to-four family residential	$86,861	$97,133	$101,782
Multi-family residential	43,705	42,608	42,829
Commercial	96,173	105,997	108,450
Construction	6,979	11,650	15,784
Land	6,579	6,723	7,250
Total real estate	240,297	264,111	276,095

Consumer:
Home equity	33,299	35,729	37,977
Credit cards	5,211	7,101	7,098
Automobile	3,779	5,547	6,288
Other consumer	2,863	3,595	3,579
Total consumer	45,152	51,972	54,942

Business:
Commercial business	16,629	17,268	18,938

Total loans	302,078	333,351	349,975

Less:
Deferred loan fees	572	648	712
Allowance for loan losses	5,803	7,239	7,775
Loans receivable, net	$295,703	$325,464	$341,488

Total liabilities increased $2.2 million between June 30, 2011 and March 31, 2012, primarily as the result of a $12.1 million, or 3.6%, increase in deposits offset by an $11.0 million or 12.8%, decrease in FHLB advances. Deposits increased as a result of the Bank’s continued emphasis on generating core deposits by strategically pricing its

Anchor Bancorp
April 23, 2012

deposit products to the market. Core deposits, which consist of all deposits other than certificates of deposits, increased $16.2 million or 10.3% during the nine months ended March 31, 2012.

Deposits consisted of the following at the dates indicated:

	March 31, 2012		June 30, 2011		March 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Noninterest-bearing demand deposits	$ 33,939	9.7%	$ 30,288	8.9%	$ 31,241	9.1%
Interest-bearing demand deposits	19,980	5.7%	17,387	5.1%	19,139	5.6%
Savings deposits	36,889	10.5%	32,263	9.5%	31,432	9.2%
Money market accounts	83,364	23.7%	78,017	23.0%	78,424	22.9%
Certificates of deposit	177,384	50.4%	181,519	53.5%	182,223	53.2%
Total deposits	$ 351,556	100.0%	$ 339,474	100.0%	$ 342,459	100.0%

FHLB advances decreased $11.0 million or 12.8% to $74.9 million at March 31, 2012 from $85.9 million at June 30, 2011. The decrease was related to the Bank’s continued focus on reducing its reliance on outside borrowings and continued emphasis on core deposits.

Total stockholders’ equity decreased $3.1 million or 5.4% to $54.4 million at March 31, 2012 from $57.5 million at June 30, 2011. The decrease was primarily attributable to the $1.4 million loss during the nine months ended March 31, 2012.  Other comprehensive income decreased $1.8 million at June 30, 2011 to $31,000 at March 31, 2012 which was a result of sales of investments during the past three quarters.

Operating Results

Anchor Bancorp had a net income of $223,000 or $0.09 per diluted share, for the three months ended March 31, 2012 compared to a net loss of $3.4 million or $(1.36) per diluted share for the same period in 2011. For the nine months ended March 31, 2012 the net loss was $1.4 million compared to a net loss of $4.1 million for the comparable period in 2011.

Net interest income. Net interest income before the provision for loan losses decreased $588,000 or 13.0%, to $3.9 million for the quarter ended March 31, 2012 from $4.5 million for the quarter ended March 31, 2011. For the nine months ended  March  31, 2012,  net interest income before the provision for loan losses decreased $1.3 million or 9.4% to $12.3  million from $13.5 million for the same period in 2011.

The Company’s net interest margin decreased 40 basis points to 3.47% for the three months ended March 31, 2012, from 3.87% for the comparable period in 2011. The average cost of interest-bearing liabilities decreased 13 basis points to 1.52% for the three months ended March 31, 2012 compared to 1.65% for the same period in the prior year. This decrease was primarily due to a 22 basis point decrease in the average cost of deposits.

Provision for loan losses. In connection with its analysis of the loan portfolio at March 31, 2012, management determined that a provision for loan losses of $300,000 was required for the quarter ended March 31, 2012 compared to $3.6 million for the same period of the prior year.  The provision for loan losses decreased by $3.8 million to $1.3 million for the nine months ended March 31, 2012 from $5.1 million for the same period last year.

Noninterest income. Noninterest income increased $637,000, or 52.0%, to $1.9 million for the quarter ended March 31, 2012, compared to $1.2 million for the same quarter a year ago.  The majority of the increase in income was from gain on sale of investments of $609,000 compared to $0 for the same quarter a year ago. The $60,000 decrease in deposit services fees related to the Bank’s two Wal-Mart branches which were closed in 2010 and one in December, 2011.   Gain on sale of loans increased $69,000 during the quarter ended March 31, 2012 to $55,000 from a loss of $14,000 for the same quarter a year ago.  Noninterest income increased $827,000 or 18.6% during the

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April 23, 2012

nine months ended March 31, 2012 for the same period in 2011.  The increase was primarily a result of $1.4 million increase in gains on sales of investments offset by a decrease in deposit fees due to three Wal-Mart branch closures.

Noninterest expense. Noninterest expense decreased $216,000, or 3.9%, to $5.3 million for the three months ended March 31, 2012 from $5.5 million for the three months ended March 31, 2011. The decrease was primarily due to expenses related to REO impairment charges which decreased $472,000.  The decrease in impairment charges during the third fiscal quarter ended March 31, 2012 from the same period in 2011 is due to incremental stabilization in the real estate market.  The occupancy and equipment expense decreased $109,000 or 17.8% which reflects the closure of three Wal-Mart branches.   Noninterest expense increased $643,000 in the nine months ended March 31, 2012 to $17.6 million from $17.0 million for the nine months ended March 31, 2011.  The increase was primarily due to an increase of $1.2 million in information technology expense, of which $1.1 million is related to the core systems conversion scheduled for April, 2012.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 13 full-service banking offices (including three Wal-Mart store locations) and one loan production office located within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed  under the Order to Cease and Desist consent order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank

Anchor Bancorp
April 23, 2012

Wall Street Reform and Consumer Protection Act, changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf and the Company’s operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
April 23, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands, except share data)	March 31, 2012	December 31, 2011	June 30, 2011
	(unaudited)	(unaudited)

ASSASSETS
Cash C Cash and due from banks	$83,434	$76,341	$63,757
Invest Securities available for sale, at fair value	52,349	43,832	38,163
NvestmeSecurities held to maturity, at amortized cost	7,647	8,115	7,587
Loans L Loans held for sale	408	1,174	225
Loans r Loans receivable, net of allowance for loan losses of $5,803, $6,469
and $16, and $7,239	295,703	307,457	325,464
Bank o Life insurance investment, net of surrender charges	18,107	17,957	17,612
ccrued Accrued interest receivable	1,658	1,686	1,810
Real est Real estate owned, net	8,402	8,177	12,597
Feder Federal Home Loan Bank (“FHLB”) of Seattle stock, at cost	6,510	6,510	6,510
Premise Property, premises and equipment, net	12,274	12,413	13,076
Deferred tax asset, net	555	900	551
Prepaid Prepaid expenses and other assets	998	1,542	1,583
T Total assets	$488,045	$486,104	$488,935

LIALIABILITIES AND STOCKHOLDERS’ EQUITY
LIALIABILITIES
Deposits Deposits:
Non Noninterest-bearing	$33,939	$29,966	$30,288
Intere Interest-bearing	317,617	319,512	309,186
Total Total deposits	351,556	349,478	339,474
FHKBF FHLB advances	74,900	74,900	85,900
Advanc Advance payments by borrowers for taxes an taxes and insurance	2,185	1,425	1,389
Supplem Supplemental Executive Retirement Plan liability	1,717	1,757	1,838
Account Accounts payable and other liabilities	3,311	3,340	2,882
Total l Total liabilities	433,669	430,900	431,483

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY Preferred stock, $.01 par value per share authorized 5,000, 5,000,000 shares; no shares issued or outstanding	-	-	-
Common stock, $.01 par value per share; authorized 45,000,000 shares; 2,550,000 issued and 2,455,933 outstanding , 2,550,000 issued and
Ma 2,454.233, and 2,550,000 shares issued and 2,450,833 outstanding at March 31, 2012, December 31,2011, and June 30, 2011, respectively	25	25	25
d Additional paid-in capital	23,202	23,205	23,187
Ret Retained earnings, substantially restricted	32,059	31,836	33,458
Une Unearned employee stock ownership plan shares	(941)	(958)	(992)
Acc Accumulated other comprehensive income, net of tax	31	1,096	1,774
Total Total stockholders’ equity	54,376	55,204	57,452
Total Total liabilities and stockholders’ equity	$488,045	$486,104	$488,935

Anchor Bancorp
April 23, 2012

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands, except share data) (Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Interest income:
Loans receivable, including fees	$4,838	$5,613	$15,265	$17,963
Securities	66	85	245	259
Mortgage-backed securities	509	503	1,459	1,659
Total interest income	5,413	6,201	16,969	19,881
Interest expense:
Deposits	1,145	1,292	3,650	4,564
FHLB advances	348	401	1,057	1,779
Total interest expense	1,493	1,693	4 ,707	6,343
Net interest income before provision for loan losses	3,920	4,508	12,262	13,538
Provision for loan losses	300	3,608	1,300	5,118
Net interest income after provision for loan losses	3,620	900	10,962	8,420
Noninterest income
Deposit service fees	443	503	1,479	1,767
Other deposit fees	202	211	626	642
Gain on sale of investments	609	-	1,487	135
Loan fees	260	217	745	750
Gain (loss) on sale of loans	55	(14)	22	174
Other income	293	308	915	979
Total noninterest income	1,862	1,225	5,274	4,447
Noninterest expense
Compensation and benefits	2,075	2,077	6,270	6,406
General and administrative expenses	870	824	2,882	2,699
Real estate owned impairment	287	759	1,875	2,046
Real estate owned holding costs	233	195	688	790
Federal Deposit Insurance Corporation (“FDIC”) insurance premiums	254	262	757	887
Information technology	640	495	2,676	1,507
Occupancy and equipment	503	612	1,553	1,783
Deposit services	277	172	504	517
Marketing	177	131	501	406
Loss on sale of premises and equipment	-	-	107	168
Gain on sale of real estate owned	(57)	(52)	(179)	(218)
Total noninterest expense	5,259	5,475	17,634	16,991
Gain (loss) before provision (benefit) for federal income taxes	223	(3,350)	(1,398)	(4,124)
Provision (benefit) for federal income taxes	-	-	-	-
Net income (loss)	$223	$(3,350)	$(1,398)	$(4,124)
Basic earnings (loss) per share	$.09	$(1.36)	$(.57)	$(1.36)
Diluted earnings (loss) per share	$.09	$(1.36)	$(.57)	$(1.36)

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April 23, 2012

	For the Quarter Ended (unaudited)
	Mar 31,2012	December 31 2011	June 30, 2011	Mar 31, 2011
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets	0.18%	0.08%	(3.8)%	(2.7)%
Return (loss) on average equity	1.63%	0.67%	(29.3)%	(22.9)%
Average equity-to-average assets	11.28%	11.39%	8.9%	11.6%
Interest rate spread	3.27%	3.49%	3.56%	3.67%
Net interest margin	3.47%	3.69%	3.79%	3.87%
Efficiency ratio	91.0%	90.7%	130.3%	95.5%
Average interest-earning assets to average interest-bearing liabilities	115.1%	114.2%	116.1%	113.8%
Other operating expenses as a percent of average total assets	4.3%	4.6%	6.0%	4.3%

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	10.8%	10.6%	10.7%	11.6%
Tier 1 risk-based	16.7%	16.2%	15.8%	16.3%
Total risk-based	18.0%	17.5%	17.1%	17.6%

ASSET QUALITY
Non-accrual and 90 days or more past due loans as a percent of total loans	3.7%	4.1%	4.3%	5.4%
Allowance for loan losses as a percent of total loans	1.9%	2.1%	2.2%	2.2%
Allowance as a percent of total non-performing loans	52.6%	50.2%	51.1%	41.5%
Non-performing assets as a percent of total assets	3.9%	4.3%	5.5%	6.6%
Net charge-offs to average outstanding loans	0.3%	0.4%	1.0%	2.2%